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                                                                    EXHIBIT 99.1

  Stilwell
FINANCIAL INC.
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                                                   920 Main Street, 21/st/ Floor
                                                Kansas City, Missouri 64105-2008
                                                                 NYSE Symbol: SV

NEWS RELEASE

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
Media Contact:                                       Investor Contacts:
   Peggy Landon (816-218-2455)                         Landon H. Rowland (816-218-2416)
    Director of Investor and Public Relations            Chairman, President and Chief Executive Officer
                                                       Daniel P. Connealy (816-218-2412)
                                                         Vice President and Chief Financial Officer
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             Stilwell Financial Intends to Add Cash Interest to Its
                          Zero-Coupon Convertible Notes

         KANSAS CITY, Mo. (April 24, 2002) - Stilwell Financial Inc. (NYSE: SV) intends to add annual cash interest payments of three percent of the face value on its outstanding zero- coupon convertible notes for each of the next two years. Currently, the aggregate face value of the outstanding notes is $930,709,000 (current accreted aggregate value is approximately $697 million). This additional interest, which is the equivalent of approximately four percent of the notes' current accreted value, would be paid on a semi-annual basis to holders who retain their notes past April 30, 2002. The payments would be made on October 30, 2002; April 30, 2003; October 30, 2003 and April 30, 2004 to holders of record at the close of business on the October 15 or April 15 immediately preceding the payment date. The specific terms of the payments are expected to be set forth in a supplemental indenture. A form of that indenture was filed today with the Securities and Exchange Commission on Form 8-K. The Form 8-K also includes a summary of certain U.S. federal income tax consequences of the proposed amendments to the terms of the notes.

         The zero-coupon convertible notes allow the holders to require Stilwell to purchase all or a portion of their holdings on April 30, 2002. Holders who tender and do not withdraw their notes for purchase on or before April 30, 2002 will be paid in cash on May 1, 2002.

About Stilwell Financial Inc.
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         Stilwell Financial Inc. is a diversified, global financial services company with subsidiaries and affiliates operating in North America, Europe and Asia. Stilwell owns approximately 92 percent of Janus Capital Management LLC, 90 percent of Berger Financial Group LLC, 81 percent of Nelson Money Managers Plc and 33 percent of DST Systems, Inc. (NYSE:DST).

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                                    - MORE -

         This press release includes statements concerning potential future events involving Stilwell Financial Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Annual Report on Form 10-K for the year ended December 31, 2001 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Stilwell will not update any forward-looking statements made in this press release to reflect future events or developments.

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